Exhibit 99.1

Dorian LPG Ltd. Declares Irregular Cash Dividend of $1.00 Per Share and Announces First Quarter Fiscal Year 2023 Financial Results

Stamford, CT –August 3, 2022– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended June 30, 2022, and announced that its Board of Directors has declared an irregular cash dividend of $1.00 per share of the Company’s common stock, returning over $40.1 million of capital to shareholders. The dividend is payable on or about September 2, 2022 to all shareholders of record as of the close of business on August 15, 2022.

Key Recent Developments

●	Declared an irregular cash dividend totaling over $40 million.

●	Entered into a $260.0 million debt financing facility (the “2022 Debt Facility”) to refinance indebtedness under the 2015 AR Facility and the Concorde Japanese Financing (upon its repurchase in September 2022) and to releverage Corvette following its repurchase on July 21, 2022.

Highlights for the First Quarter Fiscal Year 2023

●	Revenues of $76.8 million.

●	Time Charter Equivalent (“TCE”)(1) rate per operating day for our fleet of $39,608.

●	Net income of $24.8 million, or $0.62 earnings per diluted share (“EPS”), and adjusted net income(1) of $22.4 million, or $0.56 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $46.9 million.

●	Declared an irregular cash dividend totaling $100.3 million.

●	Completed the refinancing of Cougar resulting in cash proceeds, net of $20.0 million to prepay a portion of the 2015 AR Facility, of $29.9 million.

●	Voluntarily prepaid $25.0 million of the 2015 AR Facility.

●	Provided three-month notice in connection with the exercise of our repurchase option of Concorde for $41.2 million in cash and application of the of $14.0 million deposit.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “The first quarter results reflected a good chartering market, which generated strong operating cash flow. We believe that our new seven year facility affords us additional flexibility for capital allocation and are pleased that our board of directors authorized another irregular dividend. I am grateful to our sea and shore personnel who make this possible with their commitment to serving our charterers and to conducting our business with a relentless focus on safety and efficiency.”

First Quarter Fiscal Year 2023 Results Summary

Net income amounted to $24.8 million, or $0.62 per diluted share, for the three months ended June 30, 2022, compared to $5.9 million, or $0.14 per diluted share, for the three months ended June 30, 2021.

Adjusted net income amounted to $22.4 million, or $0.56 per diluted share, for the three months ended June 30, 2022, compared to adjusted net income of $5.4 million, or $0.13 per diluted share, for the three months ended June 30, 2021. Adjusted net income for the three months ended June 30, 2022 is calculated by adjusting net income for the same period to exclude an unrealized gain on derivative instruments of $2.5 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $17.0 million increase in adjusted net income for the three months ended June 30, 2022, compared to the three months ended June 30, 2021, is primarily attributable to an increase of $13.8 million in revenues, decreases of $3.2 million in vessel operating expenses and $1.3 million in depreciation and amortization, a $2.5 million favorable change in other gain/(loss), net, and a $0.8 million favorable change in realized loss on derivatives, partially offset by increases of $2.4 million in interest and finance costs, $1.9 million in charter hire expenses, and $1.4 million in general and administrative expenses.

The TCE rate for our fleet was $39,608 for the three months ended June 30, 2022, a 25.5% increase from a TCE rate of $31,571 for the same period in the prior year, driven by higher spot rates despite increased bunker prices. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased slightly from 96.1% during the three months ended June 30, 2021 to 95.9% during the three months ended June 30, 2022.

Vessel operating expenses per day decreased to $9,378 for the three months ended June 30, 2022 compared to $10,131 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $76.8 million for the three months ended June 30, 2022, an increase of $13.8 million, or 22.0%, from $63.0 million for the three months ended June 30, 2021 primarily due to an increase in average TCE rates, despite a slight decrease in fleet utilization. Average TCE rates increased by $8,037 from $31,571 for the three months ended June 30, 2021 to $39,608 for the three months ended June 30, 2022, primarily due to higher spot rates despite higher bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $76.175 during the three months ended June 30, 2022 compared to an average of $52.790 for the three months ended June 30, 2021. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton), from Singapore and Fujairah increased from $508 during the three months ended June 30, 2021, to $955 during the three months ended June 30, 2022. Our fleet utilization decreased from 96.1% during the three months ended June 30, 2021 to 95.9% during the three months ended June 30, 2022.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $5.4 million and $3.5 million for the three months ended June 30, 2022 and 2021, respectively. The increase of $1.9 million, or 54.0%, was mainly caused by an increase in the number of chartered-in days from 139 for the three months ended June 30, 2021 to 182 for the three months ended June 30, 2022.

Vessel Operating Expenses

Vessel operating expenses were $17.1 million during the three months ended June 30, 2022, or $9,378 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. The decrease of $3.2 million, or 15.8% from $20.3 million for the three months ended June 30, 2021 was due to a reduction of calendar days for our fleet from 2,002 during the three months ended June 30, 2021 to 1,820 during the three months ended June 30, 2022, driven by the sales of Captain Markos NL and Captain Nicholas ML, prior to the three months ended June 30, 2022. The decrease of $753 per vessel per calendar day, from $10,131 for the three months ended June 30, 2021 to $9,378 per vessel per calendar day for the three months ended June 30, 2022 was partly the result of a $0.9 million, or $426 per vessel per calendar day, decrease in non-capitalizable operating expenses related to the drydocking of vessels. Adjusting for the non-capitalizable drydocking costs, vessel operating expenses per vessel per calendar day decreased $326 during the three months ended June 30, 2022, mainly due to lower crew wages and related costs.

General and Administrative Expenses

General and administrative expenses were $9.4 million for the three months ended June 30, 2022, an increase of $1.4 million, or 17.1%, from $8.0 million for the three months ended June 30, 2021. This increase was driven by an increase of $1.6 million, representing the cash bonuses for the Company’s named executive officers that were approved by the Compensation Committee of the Board of Directors and expensed and paid during the three months ended June 30, 2022, whereas the cash bonuses for the named executive officers of the Company in respect of the fiscal year ended March 31, 2021 were approved by the Compensation Committee of the Board of Directors and expensed and paid during the three months ended September 30, 2021 and not during the three months ended June 30, 2021.

Interest and Finance Costs

Interest and finance costs amounted to $8.0 million for the three months ended June 30, 2022, an increase of $2.4 million, or 40.9%, from $5.6 million for the three months ended June 30, 2021. The increase of $2.4 million during this period was mainly due to increases of $2.0 million in interest incurred on our long-term debt and $0.3 million in loan expenses driven by an increase in interest rates and average indebtedness, excluding deferred financing fees, from $600.0 million for the three months ended June 30, 2021 to $687.9 million for the three months ended June 30, 2022. Average interest rates increased on our long-term debt from 3.7% to 4.1% due to rising LIBOR and SOFR on our floating-rate long-term debt. The increase in average indebtedness is due to the refinancings of the VLGCs Constellation, Commander, Cratis, Copernicus, Chaparral and Caravelle during the year ended March 31, 2022, as well as the refinancing of the VLGC Cougar during the three months ended June 30, 2022. As of June 30, 2022, the outstanding balance of our long-term debt, net of deferred financing fees of $6.6 million, was $657.0 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to $2.5 million for the three months ended June 30, 2022, compared to $0.4 million for the three months ended June 30, 2021. The favorable $2.1 million difference is primarily attributable to an increase in favorable fair value changes to our interest rate swaps resulting from changes in forward LIBOR yield curves.

Realized Loss on Derivatives

Realized loss on derivatives amounted to $0.1 million for the three months ended June 30, 2022, compared to $0.9 million for the three months ended June 30, 2021. The favorable $0.8 million difference is due to an increase in floating LIBOR resulting in the reduction of realized losses on our interest rate swaps.

Fleet

The following table sets forth certain information regarding our fleet as of July 29, 2022.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar(3)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2023
Cobra	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool-TCO(5)	Q2 2023
Clermont	84,000	Hyundai	B	2015	X	X	Pool-TCO(5)	Q1 2023
Cratis(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral(3)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2022
Caravelle(3)	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,678,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Venus(9)	77,367	Mitsubishi		2016	X	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement as of July 29, 2022.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.
(9)	Currently time chartered-in to our fleet with an expiration during the fourth calendar quarter of 2022.

Market Outlook & Update

After a slight upturn in average propane and butane prices relative to crude prices in April 2022, propane and butane prices declined during the second calendar quarter of 2022. Propane prices in North-Western Europe fell from an average of 61% of Brent in April 2022 to 46% of Brent in June 2022. In the Far East region, propane prices reached an average of 48% of Brent by the end of the quarter from 66% on average for April 2022.

Additional supply was observed in the market with U.S. exports in the second calendar quarter of 2022 totalling 13.7 million metric tons, 1.7 million metric tons higher than U.S. exports in the previous quarter. Saudi Arabian exports in the second calendar quarter of 2022 were also higher than they were in the first calendar quarter of 2022, averaging approximately 0.6 million metric tons per month during the quarter.

Due to the decrease in propane prices in the East and the continued strength of propane-naphtha’s advantage as a feedstock for the production of ethylene via steam crackers and margins for naphtha crackers (according to consultant, Next-Generation Logistic Ship’s, proprietary model) were predominately negative for the period ended June 2022, with the propane margin averaging approximately $142 per metric ton of ethylene in the second calendar quarter of 2022, a significant improvement from the levels seen in the first calendar quarter of 2022. Despite this, many petrochemical operators were seen to lower operating rates over during the period.

In North-Western Europe, propane continued to provide the largest margin for the production of ethylene via steam crackers until June 2022 when high aromatic prices increased naphtha’s advantage, despite negative propane-naphtha spreads. Since then, margins for naphtha have subsided with propane’s advantage once again returning. Overall, margins for utilising propane as the feedstock in North-Western Europe steam crackers increased from an average of $490 per metric ton in the first calendar quarter of 2022 to over $670 per metric ton on average in the second calendar quarter of 2022. Unlike in the East, margins for European petrochemical players have turned positive for naphtha from the end of the first calendar quarter of 2022 to the beginning of the second calendar quarter of 2022.

For propane dehydrogenation (PDH) operators, margins have remained under pressure during the second calendar quarter of 2022 with some plants lowering operating rates. Furthermore, additional COVID-19 restrictions in China during the second calendar quarter of 2022 has limited the growth in Chinese demand for LPG. Imports into China remained at 6.1 million metric tons in the second calendar quarter of 2022, similar to the levels seen in the fourth calendar quarter of 2021 and the first calendar quarter of 2022.

A key factor of the market going forward will be downstream demand, particularly olefins and polyolefin growth in the East. Overall oil and gas prices will also continue to heavily influence the market particularly with the ongoing conflict between Russia and Ukraine.

The Baltic VLGC index on average increased in the second calendar quarter of 2022 to approximately $76 per metric ton from approximately $57 per metric ton in the second calendar quarter of 2022. Healthy VLGC supply/demand balance and strong bunker prices have contributed to the increased rates observed.

One VLGC was added to the fleet during the second calendar quarter of 2022, with a further 11 vessels expected to be added before the end of 2022.

Currently the VLGC orderbook stands at approximately 20% of the current global fleet. An additional 67 VLGCs equivalent to roughly 6.0 million cbm of carrying capacity are expected to be added to the global fleet by calendar year 2024. The average age of the global fleet is now approximately 10.6 years old.

The above market outlook update is based on information, data and estimates derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. While we believe the market and industry information included in this release to be generally reliable, we have not independently verified any third-party information or verified that more recent information is not available.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition, and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2022	June 30, 2021
Statement of Operations Data
Revenues	$76,823,722	$62,950,738
Expenses
Voyage expenses	775,545	1,356,392
Charter hire expenses	5,402,145	3,508,070
Vessel operating expenses	17,067,913	20,281,554
Depreciation and amortization	15,809,778	17,142,915
General and administrative expenses	9,413,139	8,038,807
Total expenses	48,468,520	50,327,738
Other income—related parties	591,802	632,888
Operating income	28,947,004	13,255,888
Other income/(expenses)
Interest and finance costs	(7,958,554)	(5,649,774)
Interest income	408,278	186,299
Unrealized gain on derivatives	2,454,234	433,726
Realized loss on derivatives	(50,384)	(903,718)
Other gain/(loss), net	1,047,142	(1,453,321)
Total other income/(expenses), net	(4,099,284)	(7,386,788)
Net income	$24,847,720	$5,869,100
Earnings per common share—basic	0.62	0.14
Earnings per common share—diluted	$0.62	$0.14
Financial Data
Adjusted EBITDA(1)	$46,871,074	$29,778,905
Fleet Data
Calendar days(2)	1,820	2,002
Time chartered-in days(3)	182	139
Available days(4)	2,002	2,030
Operating days(5)(8)	1,920	1,951
Fleet utilization(6)(8)	95.9%	96.1%
Average Daily Results
Time charter equivalent rate(7)(8)	$39,608	$31,571
Daily vessel operating expenses(9)	$9,378	$10,131

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2022	June 30, 2021
Net income	$24,847,720	$5,869,100
Interest and finance costs	7,958,554	5,649,774
Unrealized gain on derivatives	(2,454,234)	(433,726)
Realized loss on interest rate swaps	50,384	903,718
Stock-based compensation expense	658,872	647,124
Depreciation and amortization	15,809,778	17,142,915
Adjusted EBITDA	$46,871,074	$29,778,905

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., repositioning following drydocking, commercial waiting, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2022	June 30, 2021
Numerator:
Revenues	$76,823,722	$62,950,738
Voyage expenses	(775,545)	(1,356,392)
Time charter equivalent	$76,048,177	$61,594,346

Pool adjustment*	(514,015)	(59,358)
Time charter equivalent excluding pool adjustment*	$75,534,162	$61,534,988

Denominator:
Operating days	1,920	1,951
TCE rate:
Time charter equivalent rate	$39,608	$31,571
TCE rate excluding pool adjustment*	$39,341	$31,540

*  Adjusted for the effect of reallocations of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended
	June 30, 2022	June 30, 2021
Company Methodology:
Operating Days	1,920	1,951
Fleet Utilization	95.9%	96.1%
Time charter equivalent rate	$39,608	$31,571

Alternate Methodology:
Operating Days	1,988	2,030
Fleet Utilization	99.3%	100.0%
Time charter equivalent rate	$38,254	$30,342

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2022	June 30, 2021
Net income	$24,847,720	$5,869,100
Unrealized gain on derivatives	(2,454,234)	(433,726)
Adjusted net income	$22,393,486	$5,435,374

Earnings per common share—diluted	$0.62	$0.14
Unrealized gain on derivatives	(0.06)	(0.01)
Adjusted earnings per common share—diluted	$0.56	$0.13

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	June 30, 2022	March 31, 2022
Assets
Current assets
Cash and cash equivalents	$155,518,158	$236,758,927
Trade receivables, net and accrued revenues	1,517,245	853,060
Due from related parties	60,936,121	57,782,831
Inventories	2,189,564	2,266,351
Prepaid expenses and other current assets	10,073,850	10,232,083
Total current assets	230,234,938	307,893,252
Fixed assets
Vessels, net	1,223,273,413	1,238,061,690
Vessel under construction	24,882,121	16,401,532
Other fixed assets, net	93,664	54,101
Total fixed assets	1,248,249,198	1,254,517,323
Other non-current assets
Deferred charges, net	9,139,814	9,839,000
Derivative instruments	8,966,713	6,512,479
Due from related parties—non-current	19,800,000	19,800,000
Restricted cash—non-current	73,727	77,987
Operating lease right-of-use assets	6,410,060	8,087,014
Other non-current assets	574,078	635,038
Total assets	$1,523,448,528	$1,607,362,093
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$7,927,555	$9,541,131
Accrued expenses	5,053,515	3,801,448
Due to related parties	31,535	37,433
Deferred income	3,604	813,967
Current portion of long-term operating lease liabilities	5,785,527	8,073,364
Current portion of long-term debt	51,929,438	72,075,571
Dividends payable	919,643	494,180
Total current liabilities	71,650,817	94,837,094
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	605,106,749	590,687,387
Long-term operating lease liabilities	622,769	—
Other long-term liabilities	1,718,858	1,686,197
Total long-term liabilities	607,448,376	592,373,584
Total liabilities	679,099,193	687,210,678
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,337,445 and 51,321,695 shares issued, 40,136,600 and 40,185,042 shares outstanding (net of treasury stock), as of June 30, 2022 and March 31, 2022, respectively	513,375	513,217
Additional paid-in-capital	760,764,708	760,105,994
Treasury stock, at cost; 11,200,845 and 11,136,653 shares as of June 30, 2022 and March 31, 2022, respectively	(122,198,003)	(121,226,936)
Retained earnings	205,269,255	280,759,140
Total shareholders’ equity	844,349,335	920,151,415
Total liabilities and shareholders’ equity	$1,523,448,528	$1,607,362,093

Conference Call

A conference call to discuss the results will be held today, August 3, 2022 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-855-327-6837, or for international callers, 1-631-891-4304, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 10019922. The replay will be available until August 10, 2022, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividend referenced in this release is an irregular dividend. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

Under the common share repurchase authority referenced in this release, (the “2022 Common Share Repurchase Authority”), purchases may be made at the Company’s discretion in the form of open market repurchase programs, privately negotiated transactions, accelerated share repurchase programs or a combination of these methods. The actual amount and timing of share repurchases are subject to capital availability, our determination that share repurchases are in the best interest of the Company’s shareholders, and market conditions. The Company is not obligated to make any common share repurchases under the 2022 Common Share Repurchase Authority and may suspend or discontinue the 2022 Common Share Repurchase Authority at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.